                                                                       EXHIBIT A


KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                  NEWS
-------------------------------------------------------------------------------
PUBLIC & INVESTOR RELATIONS, CORPORATE & MARKETING COMMUNICATIONS

FOR:        SIX FLAGS, INC.

CONTACT:    James F. Dannhauser, Chief Financial Officer
            122 East 42nd Street
            New York, NY  10168
            (212) 599-4693

KCSA        Joseph A. Mansi / Sarah Shepard
CONTACT:    (212) 896-1205 / (212) 896-1236
            jmansi@kcsa.com / sshepard@kcsa.com
            ---------------   -----------------
                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------

             SIX FLAGS REPORTS THIRD QUARTER AND NINE MONTH RESULTS
                         AND CONFIRMS FULL YEAR OUTLOOK
                                    - - - - -
            THIRD QUARTER REVENUES UP 10.5%; ADJUSTED EBITDA UP 7.8%
                                    - - - - -
           FULL YEAR ADJUSTED EBITDA INCREASE EXPECTED TO SURPASS 10%
                                    - - - - -
   FOUR RE-BRANDED PARKS CONTINUE TO OUTPERFORM, WITH EXPECTED FULL YEAR GAINS
      OF 42% IN ATTENDANCE, 65% IN REVENUES AND 16% IN PER CAPITA SPENDING

NEW YORK, NOVEMBER 8, 2000 - Six Flags, Inc. (the "Company") (NYSE: PKS and PKSPrA) announced today its results of operations for the three and nine months ended September 30, 2000.

      Revenues for the 2000 third quarter were $547.4 million, compared to $495.4 million for the comparable quarter of 1999, representing a 10.5% increase. Adjusted EBITDA for the third quarter, including the Company's share of the EBITDA from the partnership parks, was $334.4 million as compared to $310.1 million for the third quarter of 1999, representing a 7.8% increase. These increases were driven by gains at the consolidated parks for the quarter of approximately 4.7% in aggregate attendance and of approximately 8.2% domestically in per capita spending. Revenue growth for the quarter would have been approximately $13.0 million higher had European currency exchange rates remained at 1999 levels.

      Kieran E. Burke, Chairman and Chief Executive Officer, stated, "We are very pleased with the third quarter results and our ability to rebound strongly from the extremely difficult weather and continued decline in European currencies we experienced in the first half of the year. These results demonstrate the strength of our brand and the resiliency of our operating strategies."
                                     (more)

SIX FLAGS REPORTS/2


      Operating costs and expenses (including depreciation and other non-cash charges) for the 2000 third quarter were $285.2 million, as compared to $260.9 million for the 1999 third quarter. Excluding depreciation and non-cash charges, total operating costs and expenses were $235.7 million in the third quarter of 2000, as compared to $219.4 million for the same period in 1999, representing a 7.4% increase.

      If the Company's German park, which was acquired in November 1999, had been owned during both periods, revenues in the 2000 quarter would have increased by $25.9 million over 1999 levels, while cash operating costs and expenses in the 2000 quarter would have only been $0.2 million higher than in 1999.

      Mr. Burke continued, "Throughout the year we have been implementing marketing and other strategies designed to accelerate our growth and mitigate the negative effects of the difficult operating conditions that existed during our core summer season. As a result of these strategies, attendance and revenues substantially increased during the latter half of the core season, despite continued poor weather in July in many of our major markets. We have been particularly pleased by the very strong market reaction to our newly branded Six Flags parks. These four parks, which include our first two international Six Flags parks, have achieved aggregate full year increases through the end of October of 42.2% in attendance, 62.0% in revenues and 13.9% in per capita spending.

      "In addition, during the third quarter per capita spending continued to increase and margins continued to improve across the system generally. For the 2000 quarter, consolidated EBITDA increased $25.7 million over pro forma 1999 levels on the $25.9 million pro forma revenue increase. Performance in the latter part of the season was especially strong. For the period from the end of July to the conclusion of the main operating season, attendance at the consolidated parks grew by 12.5% on a same park basis, with same park revenues up by 14.3% even with the impact of the declining euro."

NINE MONTH RESULTS
      For the first nine months of 2000, revenues were $919.4 million, compared to $848.1 million for the comparable period of 1999, representing an 8.4% increase. Adjusted EBITDA for the 2000 nine-month period was $403.3 million as compared to $384.3 million in the prior year period. Operating costs and expenses (including depreciation and other non-cash charges) were $686.1 million in the first nine months of 2000, as compared to $625.6 million for 1999. Excluding depreciation and non-cash charges, total operating costs and expenses were $543.6 million in 2000 and $500.9 million in 1999, representing an 8.5% increase. If the three consolidated parks acquired during 1999 had been owned during both nine-month periods, revenues in the 2000 period would have increased by $18.3 million over 1999 levels, while cash operating costs and expenses in the 2000 period would have decreased by $8.7 million.

                                     (more)

SIX FLAGS REPORTS/3


OUTLOOK
      Mr. Burke stated, "With the operating season now completed at most of our parks, the Company expects full year attendance at its 36 parks (including the partnership parks) of approximately 45 million (representing growth of 5.0% over 1999 levels), and consolidated full year revenues of approximately $1.0 billion (an 8.1% increase). In addition, the Company expects full year adjusted EBITDA to be between approximately $400 and $405 million, representing growth over 1999 results of approximately 10.2-11.5% and growth over pro forma 1998 levels of $141-146 million (approximately 54-56%)."

      Six Flags is the world's largest regional theme park company, with thirty-six parks in markets throughout North America and Europe.

                               (Tables to follow)

THE INFORMATION CONTAINED IN THIS NEWS RELEASE, OTHER THAN HISTORICAL INFORMATION, CONSISTS OF FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT. THESE STATEMENTS MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN SUCH STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CONSUMER SPENDING LEVELS, ADVERSE WEATHER CONDITIONS AND OTHER FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS.

THIS RELEASE AND PRIOR RELEASES ARE AVAILABLE ON THE KCSA PUBLIC RELATIONS WORLDWIDE WEBSITE AT www.kcsa.com.

SIX FLAGS REPORTS/4


                                 SIX FLAGS, INC.
                           NINE AND THREE MONTHS ENDED
                           SEPTEMBER 30, 2000 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

STATEMENT OF OPERATING DATA        NINE MONTHS ENDED  SEPTEMBER 30,     THREE MONTHS ENDED SEPTEMBER 30,
                                   --------------------------------     --------------------------------
                                          2000         1999(1)               2000          1999(1)
                                          ----         ----                  ----          ----
Revenue                              $  919,411      $  848,126          $  547,439    $   495,404
Costs and expenses (excluding
  depreciation and noncash
  charges)                              543,587         500,938             235,702        219,441
Depreciation and amortization           133,079         114,135              46,320         40,149
Noncash compensation expense              9,439          10,503               3,147          1,267
                                     ----------      ----------          ----------    -----------
Income from operations                  233,306         222,550             262,270        234,547
Interest expense (net)                 (168,347)       (122,113)            (56,305)      (42,087)
Equity in operations of theme
  park partnerships                      11,439          24,602              16,519         28,253
Other income (expense)                     (494)            156                (629)           354
                                     ----------      ----------          ----------    -----------
Income before income taxes and
  extraordinary loss                     75,904         125,195             221,855        221,067
Income tax expense                       39,392          62,712              87,205         89,436
                                     ----------      ----------          ----------    -----------
Income before extraordinary loss         36,512          62,483             134,650        131,631
Extraordinary loss on
  extinguishment of debt (net of
  income tax benefit)                        --          (6,157)                 --             --
                                     ----------      ----------          ----------    -----------
Net income                           $   36,512      $   56,326          $  134,650    $   131,631
                                     ==========      ==========          ==========    ===========
Net income applicable to common
  stock                              $   19,046      $   38,860          $  128,828    $   125,809
                                     ==========      ==========          ==========    ===========
Net income per share - basic               0.24            0.50                1.64           1.61
Net income per share - diluted             0.24            0.48                1.49           1.46

OTHER DATA
EBITDA                               $  375,824      $  347,188          $  311,737    $   275,963
Adjusted EBITDA (including
  contribution from
  partnership parks)                 $  403,302      $  384,308          $  334,420    $   310,095

Average weighted shares
  outstanding - basic                    78,622          77,439              78,701         78,200
Average weighted shares
  outstanding - diluted                  79,707          80,002              90,597         90,366


                          (Additional table to follow)


------------------
(1) Revenue for 1999 has been restated to give effect to the adoption of SAB No. 101 under which the Company recognizes revenue for multi-admission tickets and season passes over the operating season rather than upon receipt.

SIX FLAGS REPORTS/5





                               BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                      SEPTEMBER 30, 2000    DECEMBER 31, 1999
                                      ------------------    -----------------
                                         (unaudited)            (audited)

Total assets                          $    4,242,630        $  4,161,572
Total short-term debt                            969               2,055
Total long-term debt                       2,223,218           2,202,933
Total stockholders' equity                 1,613,283           1,615,616



                                      # # #